Mission®
PHARMACAL

Exhibit 10.2

October 15, 2015

Stephen Aselage
CEO
Retrophin Inc.
12255 El Camino Real, Suite 250 San Diego, CA 92130

Re: Addendum to Trademark License and Supply Agreement dated May 28, 2014 Dear Stephen,
As you are aware, Retrophin has requested that Mission Pharmacal build a significant safety stock of tiopronin, the active pharmaceutical ingredient (API) in THIOLA. The safety stock is requested to insure that there is no interruption in the supply of THIOLA and to prepare for a potential development project, whereby THIOLA may be reformulated. Due to the financial burden of purchasing such large quantities of tiopronin prior to firm production orders, Mission is requesting immediate reimbursement for the safety stock purchases.

In order for Mission to execute on the acquisition of safety stock, Retrophin will need to submit an agreed upon annual plan of API purchases. Mission will then work with the approved supplier to schedule production and purchases. The Annual Plan of API purchases is attached to this letter agreement and agreed upon by the parties.

On Retrophin's behalf, Mission will purchase the agreed quantities of tiopronin safety stock. Mission requests that Retrophin issue a detailed demand forecast, outlining the quantities required for safety stock. Mission will then work with the supplier to order the requested API. Mission will prepare a purchase order detailing the amount of API to be ordered, the purchase price, and the total amount due to the supplier. Mission will then submit the purchase order and a detailed invoice to Retrophin for approval. The sum of the Mission invoice will be the total amount due from the prepared purchase order pl us a 5% administration fee due to Mission. Following Retrophin's review and approval of the submitted purchase order and invoice, Retrophin will submit full payment for the invoice via wire transfer to Mission. Following receipt of Retrophin's approval and payment, Mission will issue a purchase order with the supplier. Mission will cooperate with Retrophin and its auditors for the conduct of physical inventory counts of the safety stock as needed in order for Retrophin to fulfill its public company accounting and reporting requirements.

Once the API safety stock material is put into production by Mission to fulfill Retrophin's firm production orders for finished market packages, Mission will invoice Retrophin for the finished market packages per the terms of the Supply Agreement. The invoice for the firm order of finished market packages will be at the agreed upon Supply Price for actual packages delivered, less a credit for the actual cost incurred for the pre-purchase of the API Safety Stock. The 5% administration fee will not be credited to the invoice.

Mission®
PHARMACAL

This addendum will be governed by the terms and conditions of the Trademark License and Supply Agreement dated May 2014 (as amended) between Mission Pharmacal Company and Retrophin,Inc.

If Retrophin Is in agreement with the terms proposed herein, please sign below where Indicated and return to the attention of Mr. Lee Cusenbary via email at lee.cusenbary@missionpharmacal.com, with copy to Jim Self at jim.self@missionpharmacal.com.

Respectfully,

Cc: Lee Cusenbary, Tom Dooley,Chris Huggins,Bennett Kennedy,Darryl Johnson, Jon Taylor